Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-267263) pertaining to the Getty Images Holdings, Inc. Earn Out Plan, the Getty Images Holdings, Inc. 2022 Employee Stock Purchase Plan, and the Getty Images Holdings, Inc. 2022 Equity Incentive Plan of our report dated March 13, 2023, with respect to the consolidated financial statements of Getty Images Holdings, Inc. included in this Annual Report (Form 10-K) of Getty Images Holdings, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP
Seattle, Washington
March 13, 2023